Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of SL Green Realty Corp. for the registration of common stock and to the incorporation by reference therein of our report dated March 26, 2007, with respect to the consolidated financial statements and schedule of Reckson Operating Partnership L.P., for the year ended December 31, 2006, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
June 20, 2007